FORM 12b-25
                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, DC 20549

                              NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER
                                                            0-18133

                                      FORM 10-KSB

                                                        CUSIP NUMBER

                            For Period Ended: June 30, 1998

     Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________________________


     PART I - REGISTRANT INFORMATION

     Full Name of Registrant                  TENET INFORMATION SERVICES, INC.

     Former Name if Applicable                N/A

     Address of Principal Executive Office    4885 South 900 East, Suite #107

     City, State and Zip Code                 Salt Lake City, Utah 84117


     PART II- RULES 12-N-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
        (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

     PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-k, 11-k, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

     Additional time is needed to complete and finalize the audit of the financial statements.

     PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

              Jerald L. Nelson           801-268-3480
              ----------------           ------------
     (2)   Have all other periodic reports required under Section 13
           or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
           identify report(s).                           X
                                             ------    ------
                                               YES       NO

           September 1997 10Q, December 1997 10Q, March 1998 10Q
           -----------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           X
                                              ------     ------
                                               YES         NO

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.



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                            TENET INFORMATION SERVICES, INC.
                            --------------------------------
                      (Name of Registrant as specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



     Date:   September 25, 1998          By: /S/ Jerald L. Nelson
                                            Jerald L. Nelson, Chairman of
                                            The Board of Directors


     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the state is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.